Exhibit 16.1

August 4, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated on or about August 5, 2015, of Amazing Energy Oil and Gas, Co., and are in agreement with the statements contained therein inasmuch as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ MaloneBailey, LLP
Houston, Texas

9801 Westheimer, Suite 1100 • Houston, Texas 77042 • 713.343.4200
15 Maiden Lane, Suite 1002 • New York, New York 10038 • 212.406.7272
#0906 Block A North Tower, SOHO Shangdu No. 8, Dongdaqiao Road • Chaoyang District, Beijing P.R. China 100020 • 86.010.5869.9192
Coastal City (West Tower), Hai De San Dao #1502 • Nanshan District, Shenzhen P.R. China 518054 • 86.755.8627.8690
www.malonebailey.com

NEXIA INTERNATIONAL

Registered Public Company Accounting Oversight Board • AICPA
An Independently Owned And Operated Member Of Nexia International